Exhibit 99.1

FOR IMMEDIATE RELEASE

HOLLIS-EDEN ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

SAN DIEGO, CA – August 2, 2005 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced financial results for the second quarter of 2005. For the quarter ended June 30, 2005, the Company reported a net loss of $6.6 million (or $0.33 per share), compared to a net loss of $4.9 million (or $0.25 per share) in the second quarter of 2004. For the six months ended June 30, 2005, Hollis-Eden reported a net loss of $13.4 million (or $0.68 per share), compared to a net loss of $10.8 million (or $0.56 per share), in the first six months of 2004.

Research and development expenses were $4.2 million and $9.5 million for the three-month and six-month periods ended June 30, 2005, compared to $3.4 million and $8.1 million for the same periods in 2004. The increase in research and development expense was due mainly to the growth in the Company’s laboratory operations, as well as preclinical and clinical activities and personnel associated with advancing the Company’s radioprotection drug candidate, NEUMUNE™, through development.

General and administrative expenses were $2.7 million and $4.5 million for the three-month and six-month periods ended June 30, 2005, compared to $1.7 million and $3.1 million for the same periods in 2004. The increase in general and administrative expenses was due primarily to legal fees and to increased costs of compliance with new audit regulations, including Section 404 of the Sarbanes-Oxley Act of 2002.

As of June 30, 2005, the Company reported $55.9 million in cash and cash equivalents. Cash used in operations for the second quarter of 2005 totaled $7.8 million versus $5.7 million for the second quarter of 2004. Year to date in 2005, cash used in operations totaled $15.2 million, compared to $11.1 million in the first half of 2004. As previously announced, anticipated cash usage for operations for full year 2005 is expected to be in the range of $30 million to $35 million as the Company advances NEUMUNE through late-stage development and invests in the profiling and identification of next-generation drug candidates in its other drug development programs.

Hollis-Eden is pursuing an advance purchase contract under Project BioShield to provide NEUMUNE to the U.S. government for use by the military, first responders and civilians who may be at risk of radiation injury. In October 2004 the Department of Health and Human Services (HHS) issued a Request for Information (RFI) for therapeutics to treat neutropenia and thrombocytopenia associated with Acute Radiation Syndrome (ARS). Hollis-Eden submitted a formal response to the RFI in December 2004. In May 2005, HHS posted on its website an update to the RFI, indicating that it intended to issue a draft Request for Proposal (RFP) “by July 2005.” On July 27, HHS again updated its RFI, indicating that it now would issue a draft RFP for ARS “by September 30, 2005.” Separately, on the advice of counsel, Hollis-Eden has submitted an unsolicited proposal under Part 15.6 of the Federal Acquisition Regulations to allow HHS to immediately contract for procurement of NEUMUNE for the Strategic National Stockpile, potentially obviating the need to conduct a formal competitive bidding process under the traditional RFP procedure. The Company has recently been informed by HHS personnel that the agency is evaluating the proposal.

Relative to its NEUMUNE clinical development program, Hollis-Eden recently announced that the U.S. Food and Drug Administration (FDA) has determined that it is safe to proceed with Phase I human clinical trials with its investigational compound NEUMUNE in the United States pursuant to an Investigational New Drug (IND) application filed with the agency. Hollis-Eden initiated a similar Phase I clinical trial for NEUMUNE in the Netherlands in late March. That trial is proceeding and the Company anticipates releasing preliminary results from the trial at upcoming scientific conferences.

“During the second quarter, we continued to advance the near-term opportunities relative to NEUMUNE and ARS, as well as our longer-term goals relative to our broader development pipeline,” stated Richard B. Hollis, Chairman and CEO of Hollis-Eden. “Clearance by the FDA to commence Phase I studies with NEUMUNE is an additional meaningful milestone in our development program for ARS, and further strengthens our position relative to a potential advance purchase contract for this indication. We remain confident that NEUMUNE is the most advanced and most promising candidate for ARS, as we continue to move forward with the goal of achieving our additional development program milestones. However, given the advanced stage of NEUMUNE’s development, we are rapidly reaching a point where specific input and a firm commitment from HHS is critical to conducting the final components of the program. Given the current uncertainty with respect to the timing of this input and commitment from HHS, we are unable to provide guidance at this time as to anticipated timelines for the remaining steps necessary to potentially begin supplying NEUMUNE to the Strategic National Stockpile. Once we receive specific procurement requirements from HHS for an ARS therapy, we will be in a position to update development timelines for NEUMUNE. Our hope is that HHS will move quickly in evaluating our unsolicited proposal, and award a contract to Hollis-Eden for procurement of adequate supplies of NEUMUNE under its existing authority, thereby providing a signal to the nation that it is prepared to deal with the greatest threat we face — a nuclear detonation on American soil.”

Hollis-Eden is developing NEUMUNE under an FDA rule (the Animal Efficacy Rule) designed for medical countermeasures to weapons of mass destruction. According to this rule, for indications in which it would be unethical to conduct efficacy studies in humans (as is the case with radiation injury), marketing approval may be granted based on the demonstration of efficacy in relevant animal species and successful completion of Phase I safety trials in humans. As previously reported, Hollis-Eden has conducted and reported on dose-ranging radiation studies with NEUMUNE in over 200 non-human primates. These studies have demonstrated beneficial effects of NEUMUNE on a number of important hematology parameters that are critical in ARS, and in survival studies NEUMUNE-treated animals also experienced a survival advantage relative to placebo treated animals.

In addition to advancing its NEUMUNE development program, Hollis-Eden continues to make progress in its efforts to identify candidates for the long-term mutagenic effects of radiation exposure, for chemotherapy-induced immune suppression, and for a variety of autoimmune and inflammatory conditions. In mutagenesis, the Company is now profiling a number of compounds in its PHOSPHONOL™ series in preclinical models designed to assess safety, efficacy and oral bioavailability. In chemotherapy and in autoimmunity and inflammation, Hollis-Eden has initiated studies in animal models with second-generation compounds.

Hollis-Eden also announced today that, in accordance with NASDAQ Marketplace Rule 4350, the Company has granted new employee Allan Bokser, Director Analytical Research and Development, an inducement stock option to purchase 14,000 shares of common stock of the Company, at an exercise price of $7.59 per share, which is equal to the fair market value of a share of the Company’s common stock on the date of grant. This option was granted in reliance upon NASDAQ Marketplace Rule 4350 (i)(1)(A)(iv) and has been classified as a non-qualified stock option. The option vests as to one-fourth of the total number of shares upon the first anniversary of employment and vests as to the remaining shares monthly over the next three years until fully vested upon the fourth anniversary of employment. Vesting of the option is subject to continued employment or service through each relevant vesting date.

More detailed information will be available in the Company’s Form 10-Q, which is scheduled to be filed shortly with the Securities and Exchange Commission (http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0000899394).

Conference Call: Hollis-Eden will conduct a conference call and live webcast on August 2, 2005 at 2:00 p.m. Eastern (11:00 a.m. Pacific) to discuss second quarter 2005 financial results. The conference call can be accessed by dialing 800-299-6183 (domestic) or 617-801-9713 (international) and requesting the Hollis-Eden conference call. A live webcast of the conference call will be available under “Event Calendar” on the Investors section of Hollis-Eden’s website at www.holliseden.com. The webcast will be archived at the Company’s website for 30 days, and a replay of the call will be available by phone for 24 hours beginning approximately one hour after the call is completed, and can be accessed at 888-286-8010 (domestic) or 617-801-6888 (international), passcode 70207700.

Hollis-Eden Pharmaceuticals

Hollis-Eden Pharmaceuticals, Inc. is a development-stage pharmaceutical company based in San Diego, California, working to become the world leader in the development of a new class of investigational drugs known as immune regulating hormones (IRHs). The goal of IRH therapy is to direct, through controlling gene expression, the production of key cytokines and enzymes that re-regulate immune and metabolic functions toward homeostasis, a profile that could be useful in a wide variety of diseases. The Company has a number of investigational compounds under development, including NEUMUNE, which the Company is developing for use in protection from Acute Radiation Syndrome (ARS); PHOSPHONOL™, a non-IRH candidate for providing protection against DNA mutations from radiation exposure and chemotherapy treatment; and IMMUNITIN™, which has shown activity in a variety of infectious diseases, including HIV/AIDS, tuberculosis and malaria. Hollis-Eden is also developing IRHs for protection from chemotherapy and other conditions of immune dysregulation such as autoimmunity. For more information on Hollis-Eden, contact the Company’s website at www.holliseden.com.

This press release contains forward-looking statements concerning the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement describing a goal, expectation, intention or belief of the Company is a forward-looking statement and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, including the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to safely obtain sufficient blood levels of NEUMUNE in human clinical trials; the ability to obtain regulatory approval for NEUMUNE, even if shown to be effective in preclinical studies; the ability to receive any stockpiling orders for NEUMUNE from the U.S. and foreign governments, even if approved by regulatory authorities; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from those contained in this press release.

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Contact:

Dan Burgess, CFO and COO

or Scott Rieger, Director, Corporate Communications

Hollis-Eden Pharmaceuticals

(858) 587-9333